EXHIBIT 5.1
August 16, 2005
Post Properties, Inc.
Post Apartment Homes, L.P.
One Riverside
4401 Northside Parkway
Atlanta, GA 30327-3057

Re:	Post Properties, Inc. and Post Apartment Homes, L.P. — Form S-8 Registration Statement
Ladies and Gentlemen:
     We have acted as counsel for Post Properties, Inc., a Georgia corporation (the “Company”) and Post Apartment Homes, L.P., a Georgia limited partnership (the “Operating Partnership”), in connection with the preparation of a Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission. The Registration Statement relates to (i) $10,000,000 of obligations of the Company and the Operating Partnership (the “Obligations”) to pay deferred compensation pursuant to the terms of the Post Properties, Inc. Deferred Compensation Plan for Directors and Eligible Employees as Amended and Restated as of January 1, 2005 (the “Plan”), and (ii) 175,000 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”), to be issued pursuant to the Plan.
     As such counsel, we have examined and relied upon such records, documents, certificates and other instruments as in our judgment are necessary or appropriate to form the basis for the opinions hereinafter set forth. In all such examinations, we have assumed the genuineness of signatures on original documents and the conformity to such original documents of all copies submitted to us as certified, conformed or photographic copies, and as to certificates of public officials, we have assumed the same to have been properly given and to be accurate.
     For purposes of this opinion, we have assumed that the Shares that may be issued pursuant to the Plan will continue to be duly authorized on the dates of such issuance.
     The opinions expressed herein are limited in all respects to the federal laws of the United States of America and laws of the State of Georgia, and no opinion is expressed with respect to the laws of any other jurisdiction or any effect which such laws may have on the opinions expressed herein. This opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.

Post Properties, Inc.
Post Apartment Homes, L.P.
August 16, 2005

     Based upon the foregoing and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that:
a.	The Obligations have been duly authorized;

b.	When issued in accordance with the provisions of the Plan, the Obligations will be valid and binding obligations of the Company or the Operating Partnership, as appropriate, enforceable against the Company or the Operating Partnership in accordance with their terms, subject to bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting the enforcement of creditors’ rights generally, and general equitable principles (regardless of whether enforcement is considered in a proceeding in equity or law);

c.	The Shares are duly authorized; and

d.	When the Shares are issued pursuant to the Plan, such Shares will be validly issued, fully paid and nonassessable.
     This opinion is given as of the date hereof, and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in law that occur which could affect the opinions contained herein. This letter is being rendered solely for the benefit of the Company and the Operating Partnership in connection with the matters addressed herein. This opinion may not be furnished to or relied upon by any person or entity for any purpose without our prior written consent.
     We consent to the filing of this opinion as an Exhibit to the Registration Statement on Form S-8 to be filed by the Company and the Operating Partnership and to the references to us in such registration statement.
Very truly yours,

              /s/ King & Spalding LLP